SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: July 1, 2010

Internet Capital Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

690 Lee Road, Suite 310, Wayne, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/ / Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/ / Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/ / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On July 1, 2010, ICG Holdings, Inc. ("ICG Holdings"), a wholly-owned subsidiary of Internet Capital Group, Inc. ("ICG"), acquired additional shares of capital stock of its existing partner company, ICG Commerce Holdings, Inc. ("ICG Commerce"). The aggregate cash consideration paid for these shares, which represent approximately 5% of ICG Commerce, was approximately $14.4 million. As a result of this transaction, ICG Holdings increased its ownership interest in ICG Commerce from approximately 76% to approximately 81%.

ICG Holdings acquired the additional ICG Commerce shares pursuant to a tender offer that ICG Holdings made to all of the stockholders of ICG Commerce other than ICG Commerce employees and the holders of ICG Commerce's Series F Preferred Stock. Mr. Douglas Alexander, ICG's President, holds a limited partnership interest in a partnership that tendered its shares to ICG Holdings. Dr. Thomas P. Gerrity, a director of ICG, tendered shares of ICG Commerce that he held directly. Each of Mr. Alexander and Dr. Gerrity received less than 5% of the aggregate cash consideration paid by ICG Holdings in the tender offer.

In light of the ICG Commerce interests held by Mr. Alexander and Dr. Gerrity, an independent committee of disinterested independent directors of the ICG Board of Directors (the "Special Committee") considered and approved the terms of the tender offer, including the extension of the offer to ICG Commerce stockholders that are directly and indirectly affiliated with ICG. The Special Committee received advice from independent legal counsel and financial advisers. The consideration offered for shares of ICG Commerce in the tender offer was based on a valuation of ICG Commerce that was negotiated by ICG Holdings and a third party on an arms' length basis in connection with ICG Holdings' acquisition of approximately 12% of ICG Commerce that was previously announced on May 6, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNET CAPITAL GROUP, INC.
Date: July 1, 2010	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary